BRANCH PURCHASE AND ASSUMPTION AGREEMENT

	THIS BRANCH PURCHASE AND ASSUMPTION AGREEMENT is entered into as of the 31st day of October, 2003, by and between SURETY BANK, N. A., a national bank ("Seller"), and W. MARVIN RUSH, as Agent for the organizers of TEXSTAR BANK (IN FORMATION), a national bank currently being organized ("Buyer").

	WHEREAS, Seller maintains branch offices located at 600 Pat Booker Road, Universal City, Texas; 9154 FM 78, Converse, Texas; 1012 IH 35 S, New Braunfels, Texas; and 426 Wolfe Street, San Antonio, Texas (the "Branches"); and

	WHEREAS, Seller wishes to sell and transfer certain of the assets and liabilities of the Branches and Buyer wishes to purchase and assume the same upon the terms and subject to the conditions hereinafter set forth;

	NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements, terms, provisions and conditions contained herein, Seller and Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS
Section 1.1	Definitions.  For purposes of this Agreement:

	"Account" means a deposit account relationship with a customer of the Branches, whether an asset or a liability of the Branches at the time of Closing.

	"Accrued Expenses" means the accrued and unpaid expenses appearing as a liability on the Preliminary Closing Statement or the Final Closing Statement, respectively, to the extent specified in Section 2.2(b).

	"Accrued Interest Payable" on any Deposits at any date means interest which has accrued on such Deposits to and including such date but has not yet been credited to such deposit Accounts.

	"Accrued Interest Receivable" at any date means interest which has accrued on Deposit-Related Loans, Purchased Loans or Overdraft Protection Accounts to and including such date but has not yet been posted.

	"Affiliate" of a person means any person directly or indirectly controlling, or controlled by, or under the direct or indirect common control with, such person, as "control" is defined in Section 2 of the Bank Holding Company Act of 1956, as amended, and Section 10 of the Home Owners' Loan Act, as amended.

	"Agreement" means this Branch Purchase and Assumption Agreement, including all schedules, exhibits and addenda hereto and as modified, amended or extended from time to time.

	"Appraised Value" shall mean the value of the Real Estate and Real Estate Improvements determined pursuant to an appraisal conducted by an independent appraiser acceptable to both Buyer and Seller pursuant to the terms of Section 4.10(c).

	"Assets" means the Real Estate, Real Estate Improvements, Furniture, Fixtures and Equipment, Cash on Hand, Prepaid Expenses, Deposit-Related
Loans, Purchased Loans, Overdraft Protection Accounts and all Records existing on the date of this Agreement, plus all rights to the name "TexStar" and all logos related thereto and all Assets acquired by Seller after the date of this Agreement with respect to the Branches, but does not include (i) the Excluded Assets or (ii) any Assets which are permitted to be disposed of by Seller pursuant to the terms of this Agreement.

	"Assumed Deposits" means all Branch Deposits (net of Deposit Overdrafts and Overdraft Protection Accounts) existing on the Closing Date, together with all Accrued Interest Payable thereon and Accrued Interest Receivable on Overdraft Protection Accounts as of the Closing Date.

	"Book Value" means, as of any date, the dollar amount of any asset or liability reflected on the books and records of Seller (net of any related accumulated depreciation or amortization) determined in accordance with generally accepted accounting principles.

"Branch Deposits" means, as of any date, the Deposits outstanding on such date domiciled at the Branches; provided, however, that Branch Deposits do not include (i) brokered certificates of deposit, (ii) Withholding Accounts, as defined in Section 6.7, or (iii) Deposits not assumed pursuant to Section 4.3.

	"Business Day" means any day other than a Saturday, Sunday or day observed as a bank holiday by the Federal Reserve Bank of Dallas.

	"Cash on Hand" means, as of any date, all petty cash, vault cash, teller cash, automated teller machine ("ATM") cash and prepaid postage maintained at the Branches.

	"Closing" refers to the closing of the sale, purchase, transfer and assumption provided for herein, to be held at such time and date as provided for in Section 3.2(a) hereof.

	"Closing Date" has the meaning set forth in Section 3.2(a).

	"Deposits" means, as of any date, all deposit liabilities of Seller as of such date, including all uncollected items included in depositors' balances, and including the deposit agreements and any and all rights and obligations of Seller created therein.

	"Deposit Overdrafts" means, as of any date, overdraft balances in Branch Deposits.

	"Deposit-Related Loans" means loans or lines of credit secured by one or more Assumed Deposit accounts which are either savings Accounts or Accounts with a fixed maturity evidenced by a certificate of deposit or time deposit receipt.

	"Employee" means any employee employed by Seller on the Closing Date at the Branches, including, without limitation, those employees on medical leave, family leave, military leave or personal leave under Seller's policies.

	"Environmental Laws" means all federal, state and local environmental laws or regulations, codes, orders, decrees, binding judgments or injunctions issued by any governmental authority and in effect as of the date of this Agreement, with respect to or which otherwise pertain to or affect the Real

Estate or Real Estate Improvements or any portion thereof or the use, occupancy, or operation of the Real Estate or the Real Estate Improvements, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including, without limitation, ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and
(iii) underground and above-ground storage tanks and related piping, and emissions, discharges, releases or threatened releases therefrom.

	"Excluded Assets" means all investment securities owned by Seller, all securities purchased by Seller subject to repurchase agreements, all real estate, other than the Real Estate, owned by Seller and properties carried as in substance foreclosures which are associated with the Branches (if any);
all loans or participations in loans which are not Deposit-Related Loans or other loans identified by Buyer as Purchased Loans; all assets and records associated with the investment or brokerage business of Seller or its affiliates, whether conducted at the Branches or any other location of Seller; all intangible assets, other than rights to the name "TexStar Bank," and logos thereof including goodwill and mortgage servicing rights, of Seller;
and any of Seller's corporate logos, trademarks, tradenames (other than "Texstar") signs, paper stock, monetary instruments (including, without limitation, traveler's checks and cashier's checks), forms and other supplies containing any such logos, trademarks or tradenames; all customer and merchant credit card accounts; and all trust assets and trust accounts.










	"Federal Funds Rate" on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of one percent) which is the weighted mean of the high and low rates quoted for Federal Funds in the Money Rates Column of The Wall Street Journal in effect on the preceding Business Day.

	"Final Closing Statement" means the combined actual balance sheets of the Branches as of 12:01 a.m. Central Time on the day following the Closing Date, prepared by Seller on or before the Settlement Date in accordance with Seller's normal practices and procedures (except that such normal practices and procedures shall be modified as necessary to reflect amounts prorated under
Section 2.2(b) as Prepaid Expenses or Accrued Expenses, as the case may be). The Final Closing Statement shall be in a form substantially similar to that attached hereto as Exhibit A.

	"Furniture, Fixtures and Equipment" means all furniture, fixtures and equipment owned by Seller located in the Branches and all ATMs, security devices and systems located on the premises of the Branches and at Metro Ambulance, including all safe deposit boxes, as reflected in Schedule 2.1(ii), but does not include any proprietary branch automation, marketing signage or materials, or furniture, fixtures or equipment leased by Seller.

	"Ground Lease Property" means that portion of the Real Estate that is the subject of that certain ground lease between Surety Bank, N.A. and dated January 24, 1996.

	"Hazardous Materials" means any pollutant, contaminant, toxic or hazardous substance, constituent, material or waste, currently identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as "CERCLA"), as amended, the Superfund Amendments and Reauthorization Act (commonly known as "SARA") the Resource Conservation and Recovery Act (commonly known as "RCRA") or any other federal, state, or local legislation or ordinances applicable to the Real Estate or the Real Estate Improvements.

	"IRA Deposits" has the meaning set forth in Section 4.2.

	"IRC" means the Internal Revenue Code of 1986, as amended.

	"Keogh Accounts" has the meaning set forth in Section 4.3.

	"Liabilities" means (i) the Assumed Deposits, (ii) the obligations to provide services from and after the Closing Date in connection with the Assets and the Assumed Deposits, (iii) the Accrued Expenses, (iv) any liabilities or obligations for compliance with any Environmental Law associated with the Real Estate, Real Estate Improvements or other Assets, and (v) such other liabilities with respect to the operations of the Branches as may be described in Schedule 1.1 (the "Other Liabilities").

	"Lien" means any lien, claim, security interest, charge, encumbrance, option or adverse claim, except for (i) statutory liens securing payments not yet due, (ii) obligations pursuant to Chapters 72 to 74 of the Texas Property Code relating to Deposits which become subject to escheat to the State of Texas under such law in the year Closing occurs, and (iii) imperfections of title which do not materially and adversely affect the use of the properties or Assets subject thereto or otherwise materially impair business operations at such properties.


	"Non-Assumed Liabilities" means any liabilities or obligations of Seller (whether accrued, absolute, contingent, liquidated, unliquidated, known or unknown, due or to become due) other than those specifically described in the term "Liabilities." Non-Assumed Liabilities include, but are not limited to, the following:

(a)	cashier's checks, money orders, interest checks, official
checks, drafts and expense checks issued by Seller prior to or at Closing;

(b)	any liabilities or obligations (other than the Liabilities)
arising from or connected with the Branches or Assumed Deposits proximately caused by any action by Seller prior to Closing or any failure to act by Seller prior to Closing under circumstances under which Seller had a legal duty to act prior to Closing; and

(c)	any liabilities for fees or commissions owed by Seller to
any agent, broker or finder.

	"Overdraft Protection Accounts" means the balances outstanding and payable by customers to Seller pursuant to Overdraft Protection Agreements.

	"Permitted Exceptions" has the meaning set forth in Section 4.9(b).

	"Preliminary Closing Statement" means the combined balance sheet of the Branches prepared by Seller as of 12:01 a.m. Central Time as of a date that is fourteen (14) calendar days prior to the Closing Date, in accordance with Seller's normal practices and procedures (except that such normal practices and procedures shall be modified as necessary to reflect amounts prorated under
Section 2.2(b) as Prepaid Expenses or Accrued Expenses, as the case may be). The Preliminary Closing Statement shall be in a form substantially similar to that attached hereto Exhibit A.


	"Prepaid Expenses" means the prepaid expenses appearing as an asset on the Preliminary Closing Statement or the Final Closing Statement, respectively, pursuant to Section 2.2(b).
	"Purchased Loans" shall be those loans selected by Buyer in the manner set forth in Section 3.3.
	"Purchase Premium" means an amount equal to six percent (6%) of the Assumed Deposits.

	"Real Estate" means the real property on which the Branches are located that is leased or owned by the Seller, all as reflected in Schedule 7.1(i), including but not limited to the Ground Lease Property.

	"Real Estate Improvements" means all improvements to the Real Estate, if any, purchased, installed or constructed by or on behalf of Seller and used in connection with the operation or maintenance of the Branches, including, without limitation, buildings, structures, parking facilities and drive-in teller facilities.

	"Records" means the books, records, files and documentation relating to the Assets and the Liabilities.

	"Reserve Account" means the sum of $375,000 to be transferred to Buyer on the Closing Date as a loan loss reserve with respect to the Purchased Loans.

	"Retained Records" means the records to remain in the possession of Seller pursuant to the terms of the Records Agreement, a copy of which is attached hereto as Exhibit B.

	"Returned Deposit Items" or "RDI" has the meaning set forth in Section
4.6.

	"Seller's Knowledge" or other similar phrases mean information known to the branch manager or managers responsible for the Branches.

	"Settlement Date" means the date as soon as practicable after the Closing Date as determined by mutual agreement between Buyer and Seller, but in no event later than the fifteenth (15th) calendar day following the Closing Date.

	"Title Company" means Blue Star Insurance Company.

	The foregoing definitions apply equally, where applicable and with appropriate modifications, to both singular and plural forms of the term defined. Other terms are defined in the text of this Agreement and have the meanings assigned herein.

ARTICLE 2

PRICE AND ADJUSTMENTS
Section 2.1	Preliminary Closing Statement and Price.  At least
three calendar days prior to the Closing Date, Seller shall present Buyer with the Preliminary Closing Statement, and the parties shall use the amounts reflected in the Preliminary Closing Statement to determine all amounts to be transferred to or from each other at Closing. At Closing, Seller shall transfer to Buyer cash in the amount equal to the difference between (a) the sum of (i) the amount of the Assumed Deposits, plus (ii) the amount of the Accrued Expenses and (iii) the $375,000 Reserve Account, minus (b) the
Initial Base Amount. For purposes of this Section 2.1, the "Initial Base Amount" shall be equal to the sum of the following amounts: (i) the
Appraised Value of the Real Estate and Real Estate Improvements determined in accordance with Section 4.10(c), (ii) the Book Value of the Furniture, Fixtures and Equipment as set forth in Schedule 2.1(ii), (iii) Cash on Hand,
(iv) Prepaid Expenses, (v) the unpaid principal and Accrued Interest
Receivable on Deposit-Related Loans and Purchased Loans, plus (vi) the Purchase Premium.
Section 2.2	Adjustments.  Subject to the provisions of Article 11,
the assignments, transfers, acceptances and assumptions of the Assets and the Liabilities and the payment of the amounts due with respect thereto in accordance with Sections 2.1 and 3.2 shall be final and without recourse and not subject to any claim for reimbursement, repayment, rescission or avoidance; provided, however, that:
(a)	On the Settlement Date, Seller shall deliver the Final
Closing Statement to Buyer. Subject to Buyer's right of indemnification pursuant to Article 11, the Final Closing Statement shall become final and binding on Buyer and Seller ten (10) Business Days following its delivery to Buyer, unless


Buyer gives written notice prior to the expiration of such ten (10) Business Day Period to Seller of its disagreement with respect to any item included in the Final Closing Statement. Seller and Buyer shall use reasonable efforts to resolve the disagreement during the ten (10) Business Day period following receipt by Seller of the notice from Buyer of its disagreement.. If the disagreement is not resolved during such ten (10) Business Day period, the parties agree to follow the procedures set forth in Section 11.4 to resolve such dispute, and such Final Closing Statement shall be modified by any such resolution, whereupon the Final Closing Statement shall become final and binding. When the Final Closing Statement becomes final and binding, Seller shall pay Buyer, or Buyer shall pay Seller, as appropriate, the difference between the amount paid at Closing and the amount calculated in accordance with Section 2.1 based on the figures in the Final Closing Statement, plus interest accrued from the Closing Date to the date such payment is made at the Federal Funds Rate. Such amounts shall be payable in immediately available funds, and such payment shall be made no later than 12:00 noon Central Time on the date that is three (3) Business Days following the date the Final Closing Statement becomes final and binding. In the event such amounts are not paid by Seller or Buyer, as appropriate, within three (3) Business Days following the date the Final Closing Statement becomes final and binding, then such amounts shall accrue interest until paid at the Federal Funds Rate plus five percent (5.0%) per annum, but in no event in excess of the highest rate permitted by applicable law.
(b)	Certain operating expenses and fees accrued or prepaid on
or prior to the Closing Date, including, without limitation, deposit insurance premiums, utility payments, personal property taxes, real property taxes and assessments, other ordinary operating expenses of the Branches and other expenses related to the Assets or Liabilities shall be prorated between the parties as of the Closing Date. All current installments of real and personal property taxes and current installments of special assessments levied or assessed with respect to the Real Estate, Real Estate Improvements and Furniture, Fixtures and Equipment shall be prorated between Seller and Buyer on a daily basis as of the Closing Date. If the amount of real property taxes and special assessments for the year in which the transaction contemplated in this Agreement is closed is not available on the Closing Date, the prorations will be made on the basis of the taxes assessed in the previous year, with a subsequent cash adjustment of such portion to be made, if necessary, when actual tax and assessment figures are available. Utilities and any other normal maintenance and operating expenses relating to the Real Estate and Real Estate Improvements shall be prorated between Seller and Buyer as of the Closing Date on a daily basis. Notwithstanding Seller's normal practices and procedures, to the extent that Seller has paid expenses which are expenses allocable to Buyer pursuant to this Section 2.2(b), such expenses shall appear as "Prepaid Expenses" on the Preliminary Closing Statement or, if not allocable as of the date the Preliminary Closing Statement is calculated (the "Preliminary Closing Statement Date"), on the Final Closing Statement. Notwithstanding Seller's normal practices and procedures, to the extent that expenses have been incurred but not paid by Seller on or prior to the Closing Date, they shall appear as Accrued Expenses on the Preliminary Closing Statement or, if not incurred by the Preliminary Closing Statement Date, on the Final Closing Statement. Deposit insurance premiums shall be prorated between the Seller and Buyer on a daily basis as of the Closing.




ARTICLE 3

PURCHASE AND SALE
Section 3.1	Purchase and Sale.  Upon the terms and subject to the
conditions of this Agreement, Seller agrees to sell and transfer and Buyer agrees to purchase and assume the Assets and the Liabilities at Closing as provided in Section 3.2.

Section 3.2	Closing.
(a)	Closing Date and Place.  Closing shall be held at the offices of Seller, San Antonio, Texas, or at such other place mutually agreed upon in writing by Buyer and Seller, which may include the exchange of documents by mail or other form of delivery. Subject to the terms and provisions of this Agreement, including the conditions to Closing set forth in Article 9, Closing shall be held on a date ("Closing Date") selected by mutual agreement of Buyer and Seller on or before March 31, 2004.
(b)	Deliveries by Seller at Closing.  At Closing, Seller shall
execute and/or deliver to Buyer the following, with such instruments to be in form and substance satisfactory to Seller and Buyer:
(i)	a Special Warranty Deed conveying good
and indefeasible fee simple title to the Real Estate and the Real Estate Improvements (except for the Ground Lease Property) in the form of Exhibit C hereto, subject only to the ad valorem taxes for the year of Closing and the Permitted Exceptions;
(ii)	a Bill of Sale in the form of Exhibit D
hereto, conveying to Buyer the Furniture, Fixtures and Equipment and certain other Assets which are personal property;
(iii)	a Records Agreement in the form of Exhibit
B hereto, pursuant to which Seller shall provide Buyer with access to certain records with respect to the Branches;
(iv)	the Officer's Certificate required by Section
9.2(b) in the form of Exhibit E hereto;
(v)	the Preliminary Closing Statement;
(vi)	original promissory notes for all Deposit-
Related Loans and Purchased Loans, endorsed without recourse, and all related loan files;
(vii)	payment to Buyer as may be required
pursuant to Section 2.1 of this Agreement in immediately available funds (such payment to be made no later than 12:00 noon Central Time on the Closing Date);
(viii)	all collateral security of any nature
whatsoever held by Seller as collateral for any of the Assets;
(ix)	consent of the Federal Home Loan Bank of
Dallas;
(x)	all documents, contracts, certificates,
instruments, keys and records necessary or appropriate to transfer the safe deposit and safekeeping businesses, if any, of the Branches, to be delivered at the close of business on the Closing Date;
(xi)	possession of the Assets and access to and
keys for each of the offices of the Branches, to be delivered at the close of business on the Closing Date;
(xii)	a non-foreign affidavit as required by
Section 1445 of the IRC; and
(xiii)	an assignment and assumption of the ground
lease for the Ground Lease Property in the form of Exhibit  ____ hereto;
(xiv)	such other documents as may be reasonably
required by the Title Company in connection with the issuance of the Title Policy, including an affidavit as to debts and liens and a Notice to Purchaser, if applicable.
(c)	Deliveries by Buyer at Closing.  At Closing, Buyer shall
execute and/or deliver to Seller the following, with such instruments to be in form and substance satisfactory to Seller and Buyer:
(i)	a Liability Assumption Agreement in the
form of Exhibit F hereto, pursuant to which Buyer agrees to assume and discharge all the Liabilities;
(ii)	the Records Agreement;
(iii)	the Officer's Certificate required by Section
9.1(b) in the form of Exhibit G attached hereto;
(iv)	a certificate duly executed by an authorized
officer of Buyer, dated as of the Closing Date, acknowledging receipt of possession of the Assets.
(v)	an assignment and assumption of the ground
lease for the Ground Lease Property, in the form of Exhibit ____ hereto;
(vi)	such other documents as may be reasonably
required by the Title Company in connection with the issuance of the Title
Policy.
(d)	Closing Costs and Recording.  Seller and Buyer shall each
pay one-half (1/2) of any escrow fees relating to the sale of the Real Estate and the Real Estate Improvements. Except as otherwise specified herein, Buyer shall be responsible for filing or recording any instruments or documents evidencing, or otherwise notifying persons who are not parties hereto regarding, the consummation of the transactions contemplated hereby including, but notlimited to, the cost to record the Special Warranty Deed.
Section 3.3	Purchased Loans.   In addition to the Deposit Related
Loans to be purchased by Buyer as herein provided, Buyer shall have the option, at its election and in its sole discretion, to purchase any additional loans carried on the books of the Branches or originated and serviced through the Branches for an amount equal to the unpaid principal amount of such loans plus any accrued but unpaid interest thereon; provided, however, that Buyer must purchase additional loans with an aggregate principal balance as set forth in
Schedule 3.3 hereto.
Buyer shall be permitted, under circumstances that will not disrupt the operations of the Branches, to inspect the books and records of Seller relating to the aforesaid loans during the period prior to the Closing Date. The selected loans identified in Schedule 3.3 and any additional loans purchased by Buyer at the Closing are referred to for purposes of this Agreement as the "Purchased Loans."
Section 3.4	Earnest Money.  Concurrently with the execution of
this Agreement, Buyer has deposited the sum of $150,000 in an escrow account (the "Escrow Deposit") with Frost Bank, N.A. (the "Escrow Agent") to secure Buyer's timely performance of its obligations under this Agreement, and Buyer, Seller and the Escrow Agent have entered into the agreement attached hereto as
Appendix I (the " Escrow Agreement") relating to such Escrow Deposit.   In the
event the transactions contemplated by this Agreement are consummated, Buyer and Seller shall jointly instruct the Escrow Agent to disburse the Escrow Deposit, together with accrued interest thereon, to Buyer. In the event the transactions contemplated by this Agreement are not consummated prior to March 31, 2004 (or such later date to which the Closing Date shall be extended by agreement between Buyer and Seller) and the failure to consummate is a result of a breach of the Agreement by Buyer, Buyer and Seller shall jointly instruct the Escrow Agent to disburse the Escrow Deposit, together with interest accrued thereon, to Seller as the exclusive and sole remedy for any claims or damages (whether actual or consequential) of Seller relating to transactions contemplated by this Agreement, except as provided in
Section 10.2. In the event the transactions contemplated by this Agreement are not consummated prior to March 31, 2004, for any reason other than as set forth in the preceding sentence, Seller and Buyer shall jointly instruct the Escrow Agent to return the Escrow Deposit, together with interest accrued thereon, to Buyer.

ARTICLE 4

OPERATIONAL COVENANTS
Section 4.1	Data Processing Deconversion.  The deconversion of
the data processing with respect to the Branches and the Assets and the Liabilities to be transferred hereunder shall be completed no later than the next day following the Closing Date. Seller and Buyer shall each pay its own costs and expenses related to the data processing deconversion. Seller shall use reasonable efforts to have available to Buyer, at a mutually agreed date and time after the Closing Date, a list (which may be in the form of machine-readable data tapes or disks) of the Assumed Deposits and the Purchased Loans as of the most recent practicable date, which list shall identify each Assumed Deposit and Purchased Loan by type, with appropriate information regarding the depositor and the terms of the Assumed Deposit and the borrower and the terms of the Purchased Loans. Seller shall provide to Buyer documentation of Seller's standard deconversion options for Assumed Deposits and Purchased Loans. Such options will include deconversion file options, reporting options, processing options and media options. Buyer may request that Seller provide additional data processing not provided in Seller's standard deconversion, and Seller may, at its sole option, agree to provide such additional data processing upon terms and conditions (including price) mutually agreeable to Seller and Buyer. Buyer shall have the responsibility of making and paying for courier pick-up of such information from Seller and delivery to Buyer's data processor. In no event shall Seller be required to provide any computer programming, source code or changes in existing file layouts.
Section 4.2	IRA Deposits.  With respect to Deposits that are
individual retirement accounts created by a trust for the exclusive benefit of an individual or his or her beneficiaries in accordance with the provisions of
Section 408 of the IRC ("IRA Deposits"), Seller shall and hereby does appoint Buyer as successor custodian of all such IRA Deposits. Effective as of the Closing Date,
Buyer shall accept appointment as custodian with respect to such IRA Deposits, and shall perform all of the duties so transferred, including, without limitation, sending appropriate notices to the depositors thereof and filing any appropriate applications with applicable regulatory authorities, and shall comply with the terms of Seller's agreement with the depositor of each IRA Deposit affected thereby.
Section 4.3	Keogh Accounts.  With respect to Deposits which are
Keogh Accounts created by a trust for the benefit of employees and which comply with the provisions of Section 401 of the IRC ("Keogh Accounts"), Seller shall use reasonable efforts and cooperate with Buyer to invite depositors thereof to direct a transfer of each such depositor's Keogh Account and the related Deposit to Buyer, as custodian thereof, and to adopt Buyer's form of Keogh master plan as a successor to the Keogh master plan of Seller. Buyer shall assume no Deposits that are Keogh Accounts unless Buyer has received the documents necessary for such assumption or transfer at or before Closing.
With respect to any depositors
who do not transfer such Keogh Accounts to Buyer's form of Keogh master plan, Seller shall use reasonable efforts in order to enable Buyer to retain such Keogh Accounts at the Branches.
Section 4.4	Payment of Items following Closing Date.  Buyer
agrees to pay in accordance with applicable law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Buyer by mail, over the counter or through the check clearing system of the banking industry by depositors related to the Assumed Deposits, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Buyer, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors with respect to whom Buyer has assumed the Assumed Deposits.
Section 4.5	Clearing Items.  During the ninety (90) day period
following the Closing Date, if it is not possible to clear checks and other items drawn on the Assumed Deposit Accounts through Buyer's then current clearing procedures, Seller shall make provisional settlement to the presenting institution and shall forward such checks and other items on the Assumed Deposits to Buyer, via courier, at Buyer's expense, no later than the next Business Day after receipt thereof. Upon the expiration of such ninety (90) day period, Seller shall cease forwarding checks and other debits against Assumed Deposit Accounts and return them to the originators marked "Refer to Maker." During the first forty-five (45) days of such ninety (90) day period, Buyer shall not be obligated to pay Seller a fee for any item processed, but after such forty-five (45) day period, Buyer shall pay Seller $0.10 for each item processed by Seller. Upon timely presentation to Buyer, Buyer shall assume all responsibility for such items (except for such items which have not been handled by Seller in accordance with applicable law or regulation, or with ordinary care), including, without limitation, determining whether to honor or dishonor such items and giving any required notification for the return of large items.
Section 4.6	Returned Deposit Items.  Any items which were
credited for deposit to or cashed against an Assumed Deposit prior to Closing and are returned unpaid after the Closing Date ("Returned Deposit Items" or "RDIs") shall be handled as follows:
(a)	If Seller receives notification of a large RDI on any
business day, Seller shall notify Buyer of such RDI as soon as practicable on the same day notification is received.
(b)	If Buyer's bank account is charged for an RDI, Buyer shall
use its best efforts to obtain reimbursement from the Assumed Deposit to which, or from the party to whom, the RDI was credited. If there are sufficient funds in the Assumed Deposit to which the RDI was credited, Buyer shall debit such Assumed Deposit in an amount equal to the RDI. If there are insufficient funds in the Assumed Deposit to which the RDI was credited, but there are other Assumed Deposits owned by the same account holder, Buyer shall debit any or all of such Assumed Deposits in amounts equal in the aggregate to the RDI; provided, that either of such debiting procedures is permissible under Buyer's agreement with the account holder and applicable laws and regulations. If the
 Assumed Deposit(s) debited pursuant to this Section 4.6(b) does/do not contain sufficient funds to reimburse Buyer fully for the RDI, Seller shall, upon notice from Buyer, immediately remit to Buyer the unreimbursed balance of the RDI, and Buyer shall assign the RDI to Seller for collection.
(c)	If Seller's bank account is charged for an RDI, Seller shall, as soon as practicable, notify Buyer. If there are sufficient funds in the Assumed Deposit to which the RDI was credited, Buyer shall debit such Assumed Deposit in an amount equal to the RDI and shall remit that amount to Seller.
If there are insufficient funds in the Assumed Deposit to which the RDI was credited, but there are other Assumed Deposits owned by the same account holder, Buyer shall debit any or all of such Assumed Deposits in an amount equal in the aggregate to the RDI (provided, that either of such debiting procedures is permissible under Buyer's agreement with the account holder and applicable laws and regulations) and shall remit that amount to Seller. If the Assumed Deposit(s) debited pursuant
to this Section 4.6(c) does/do not contain sufficient funds to reimburse Seller fully for the RDI, Buyer shall have no obligation to repay Seller unless and until Buyer obtains reimbursement from the party liable for the RDI.
(d)	Customer disputes regarding Buyer's rights to debit
Assumed Deposits shall be reviewed with Seller's Loss Prevention Manager for resolution. Buyer agrees to cooperate with Seller in debiting Assumed Deposits for RDIs, except in such cases when Seller's gross negligence is the basis of a defense by the depositor to Buyer's right to debit the Assumed Deposits.
(e)	Claims involving checks paid prior to Closing, drawn
against Accounts sold, which are subsequently disputed to be forged or otherwise unauthorized, shall be referred to Seller's Loss Prevention Manager for resolution.
	The collection processes described above shall also be applied to RDIs which may be received within the applicable statute-of-limitations period for altered or forged endorsed instruments.

Section 4.7	ACH Processing.  Within fifteen (15) days following
Closing, Buyer shall notify ACH originators to change the routing numbers and account numbers of Assumed Deposits from those of Seller to those of Buyer. Seller shall continue to accept and forward to Buyer ACH entries and corresponding funds for a period of ninety (90) days following the Closing Date. Seller agrees that any daily magnetic tapes or electronic transmissions provided by Seller to Buyer shall include a record of all ACH entries received by Seller on the previous Business Day. After said ninety (90) day period, Seller shall no longer accept and forward ACH entries and funds to Buyer but shall return same to ACH originators marked "Refer to Maker."
Section 4.8	Deposit-Related Loans and Purchased Loans.  In
connection with the transfer of Deposit-Related Loans and Purchased Loans, Seller and Buyer agree as follows:
(a)	The parties shall cooperate and use their best efforts to
cause Buyer to become the beneficiary of credit life, accident and health, vendor's single interest premium or similar insurance purchased by or on behalf of customers on Deposit-Related Loans, but excluding any lines of credit. For the duration of such insurance, Seller and Buyer agree to cooperate in good faith to develop a mutually satisfactory method by which the issuer of such insurance will make rebate payments to and satisfy claims of the holders of such certificates of insurance after the Closing Date.
(b)	Buyer and Seller shall each use its best efforts to comply
with all notice and reporting requirements of the loan documents evidencing or governing Deposit-Related Loans or of any law or regulation with respect to the transfer of Deposit-Related Loans.
(c)	Within thirty (30) days following the Closing Date, Buyer
shall, at its expense, issue new coupon books or similar payment notices for payment of Deposit-Related Loans and Purchased Loans with instructions to use Buyer's coupons or statements and to destroy unused coupons furnished by Seller.
(d)	For a period of sixty (60) days following the Closing Date,
within five (5) Business Days following receipt by Seller of any check or money order made payable to Seller representing payment on a Deposit-Related Loan or Purchased Loans, Seller shall issue and forward a cashier's check made payable to Buyer or wire transfer to the benefit of Buyer in the amount of such item and forward the item for collection. If the item is returned unpaid, however, Seller shall promptly notify Buyer of such item's return and shall forward the original of such item to Buyer. Within three (3) Business Days following receipt of such returned item, Buyer shall issue and forward a cashier's check or wire transfer to Seller in the amount of such item, and Buyer shall be responsible for any efforts to collect such item.
(e)	If the balance due on any Deposit-Related Loan or
Purchased Loan has been reduced by Seller as a result of a payment by check received prior to the Closing Date, which item is returned after the Closing Date, the asset value representing the Deposit-Related Loan or Purchased Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Buyer to Seller promptly upon demand. Such amounts shall be included in the daily net settlement figure referenced in
Section 4.9.
(f)	Buyer shall not be obligated to purchase any Deposit-
Related Loan unless the amount of the Assumed Deposits securing such loan equals or exceeds the unpaid principal amount of such Deposit-Related Loan all measured as of the date set forth in the Preliminary Closing Statement.
Section 4.9	Daily Net Settlement.  In settlement of the transactions
described in Sections 4.5, 4.6, 4.7 and 4.8, Seller and Buyer agree that no later than 1:00 p.m. Central Time, on each Business Day, Seller shall provide Buyer a daily net settlement figure for all such transactions then pending to the knowledge of Seller. The parties agree that the party obligated to remit any funds thereunder shall do so by 3:00 p.m. Central Time on the same day.
Any such settlement shall be provisional pending receipt by Buyer of the physical items related to such settlement. Buyer shall adjust the next daily settlement to reflect any adjustment resulting from its receipt of the physical items.
Section 4.10	Real Estate.
(a)	Seller shall, within thirty (30) days following the date
hereof, at its sole cost and expense, cause to be furnished to Buyer and the Title Company one (1) copy each of a "Land Title Survey" (as that term is defined in the latest edition of the "Manual of Practice for Land Surveying, in Texas" published by the Texas Society of Professional Surveyors) (the "Survey") of the Real Estate, prepared and certified as to all matters shown thereon by a surveyor licensed by the State of Texas ("Surveyor"). The Survey shall bear (i) a certificate in substantially the same form as Exhibit H attached hereto and made a part hereof, and (ii) a notation stating whether or not a portion of the Real Estate is located in a 100-year flood plain, as shown on the current Federal Emergency Management Agency applicable to the Real Estate, and shall show the specific location of any portions of the Real
Estate which may be located in any such 100 year flood plan.
(b)	Within thirty (30) days following the date hereof, Seller
shall, at its sole cost and expense, cause the Title Company to furnish to Buyer (i) a title commitment ("Commitment") showing Seller as the record title owner of the Real Estate, by the terms of which Commitment the Title Company agrees to issue to Buyer at Closing a basic owner's policy of title insurance ("Title Policy")
in the amount of the Book Value of the Real Estate and Real Estate Improvements on the standard form therefor promulgated by the Texas Department of Insurance, insuring Buyer's fee simple title to the Real Estate to be good and indefeasible, subject to the terms of the Title Policy and the Schedule B exceptions, and (ii)
photocopies of all documents ("Title Documents") describing all Schedule B title exceptions shown on the Commitment. As used herein, the term "Title Objection Period" shall mean a period commencing on the first (1st) day following Seller's delivery to Buyer of the last of the Survey, Commitment and Title Documents and ending twenty (20) days thereafter. All matters shown on the Survey and exceptions listed in the Commitment which are not objected to by Buyer by delivery of written notice to Seller within the Title Objection Period shall be conclusively deemed to be acceptable to Buyer. In the event Buyer timely objects to any title exception or Survey matter which would materially impair the ability of Buyer to utilize the Real Estate as a banking facility ("Title Objection"), Seller may, but shall not be obligated to, cure such Title Objection; provided, however, that if Seller is able and willing to eliminate or cure such Title Objection, Seller shall notify Buyer in writing of such fact ("Seller's Title Notice") within ten (10) days following the Title Objection Period ("Seller's Notice Period"), in which case the limitation or curing by Seller of the Title Objections shall be complete to the satisfaction of Buyer on or before the Closing Date. In the event Seller does not deliver Seller's Title Notice to Buyer within Seller's Notice Period, Buyer is deemed to be notified that Seller is unable or unwilling to cure the Title Objections. In the event Seller
(A) does not deliver Seller's Title Notice, or (B) notifies Buyer that Seller is unable or unwilling to cure any Title Objection, Buyer shall be deemed to have waived the Title Objections unless within ten (10) days following the expiration of Seller's Notice Period, Buyer delivers to Seller written notice terminating its obligation to purchase the Real Estate. As used in this Agreement, the term "Permitted Exceptions" shall mean all title exceptions or Survey matters which would not materially impair the ability of Buyer to utilize the Real Estate as a banking facility, and all matters either shown on the Survey or listed in the Commitment to which Buyer does not raise a Title Objection within the Title Objection Period, or, having objected, Buyer waives or is deemed to have waived in accordance with the provisions of this
Section 4.10(b). Seller shall, at its sole cost and expense, provide to Buyer the basic Title Policy, reflecting only the Permitted Exceptions, as soon as practicable after the Closing Date. An endorsement to the Title Policy amending the Survey exception, if any, shall be at Buyer's sole cost and expense.
(c)	Within thirty (30) days following the execution of this
Agreement, Buyer and Seller shall by mutual agreement engage an independent appraiser acceptable to Buyer and Seller to conduct an appraisal of the Real Estate and Real Estate Improvements. The market value determined by such appraisal shall be the Appraised Value for purposes of this Agreement. The cost of the foregoing appraisal shall be split by Seller and Buyer.
(d)	If prior to the Closing, the physical condition of any of the
Branches shall have been materially damaged (which, as used herein, means destruction or damage to at least 10% of the Real Estate and Real Estate Improvements of such Branch) by natural disaster, fire, war or public riot and Buyer and Seller are unable to reach agreement with respect to the repair of such damage, Buyer may elect, upon prompt written notice thereof to Seller, to exclude the Real Estate and the Real Estate Improvements with respect to such Branch from the Assets. If Buyer elects to exclude the Real Estate and the Real Estate Improvements with respect to any Branch, as provided in this
Section 4.10(d), then Seller may retain the deposits and assets of such Branch and exclude them from the transactions contemplated under this Agreement. Seller may continue to operate such Branch without restriction following the closing and such operation by Seller of the Branch shall not be subject to the
non-compete prohibitions set forth in Section 4.11.   Notwithstanding the
foregoing, a Branch shall not be deemed to have been materially damaged if the Real Estate and Real Estate
Improvements are reasonably capable of being used for the conduct of Seller's customary business operations and reasonable access exists to the Real Estate; provided further, that the fair market value of the Real Estate shall not have otherwise been reduced by a material amount.
Section 4.11	Noncompetition Agreement.  For and in consideration
of the purchase by Buyer of the Assets and the assumption of the Liabilities, the payment of the Purchase Premium and the other agreements and covenants contained in this Agreement, beginning on the date of this Agreement and continuing for a period of one (1) year following the Closing Date, except as otherwise provided in this Agreement, Seller shall not (a) solicit the banking business of any current customers of the Branches whose Deposits or other banking business are transferred to Buyer pursuant to the terms of this Agreement, (b) open, acquire, establish or operate, directly or indirectly, any financial institution facility of any kind (including, without limitation, any branch office or loan production office) in Bexar, Comal and Guadalupe Counties, Texas, or (c) solicit any Employee or any employee of Buyer (whether or not a former employee of Seller) to leave the employ of Buyer. Notwithstanding the foregoing sentence, Seller shall not be deemed to be in violation of thisSection 4.11 by virtue of Seller's (i) advertising in publications that arenormally distributed in, or by means of, radio or television advertising over stations that broadcast in geographic areas which include the primary market area of the Branches and geographic markets served by Seller's locations other than the Branches, (ii) communications with any person who is a customer of both Seller and Buyer with respect to any loan, deposit or other banking product or service obtained by such person from Seller prior to the date hereof; and (iii) responding to any unsolicited communications from customers or employees of the Branches, including any unsolicited communications that result in a customer opening a deposit account with, or obtaining a loan or other banking product or service from, Seller.
 For purposes of this Section 4.11, the primary market area of the Branches means Bexar and Comal and Guadalupe Counties, Texas. If any court of competent jurisdiction should determine that any term or terms of this covenant are too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law.
Section 4.12	Assumption of Liabilities.  At Closing, Buyer shall
succeed to all obligations and liabilities of Seller to the extent included among the Liabilities as of the Closing Date and shall be liable from then and thereafter to pay, discharge and perform all of the Liabilities as if Buyer had itself incurred such obligations and liabilities, and Buyer shall succeed to all rights, offsets and defenses of Seller in connection therewith. Subject to the provisions of law, from and after Closing, Buyer shall honor all the terms and conditions of existing deposit agreements. Buyer is not assuming any Non-Assumed Liabilities.
Collection of Deposit Overdrafts, if any such collection is effected by Buyer at its sole discretion, shall be the sole responsibility of Buyer. At Buyer's request, Seller shall use reasonable efforts to cooperate to assist in collection, but Seller shall not be required to incur any fees or expenses (including legal or other professional fees) other than the indirect costs associated with the employment of Seller's existing employees in connection with rendering such assistance. If any Deposit Overdraft still exists thirty (30) days after Closing in spite of reasonable collection efforts, Seller shall reimburse Buyer for the amount of such Deposit Overdraft as of Closing, Buyer shall close the Account, and Seller shall have the right to collect the Deposit Overdraft.

Section 4.13	Forwarding of Mail or Other Correspondence.  Each
party hereto agrees that following the Closing Date, each party shall, at its own expense, deliver to the other as soon as practicable, but in no event later than three (3) Business Days following receipt, any mail or other correspondence received by such party which was intended to be delivered to the other party.

ARTICLE 5

EMPLOYEE MATTERS
Section 5.1	Employee Matters.

(a)	Prior to the Closing Date, Buyer shall interview, screen and consider for employment all of the Employees, in accordance with Buyer's ordinary course interview and screening process as has been described to Seller.
Prior to hiring any individual other than Employees for employment at the Branches, Buyer shall offer employment at the Branches to all Employees that meet Buyer's qualifications in the interview and screening process. On the Closing Date, Seller shall terminate or transfer all Employees who are not hired by Buyer. Buyer may, but shall not be obligated to, offer employment to any Employee. Seller has not made and shall not make at any time any representation or warranty or any other statement or communication regarding Buyer's right, ability, plan or intention to employ any Employee or the terms and conditions upon which any such Employee may be employed by Buyer.
(b)	Buyer shall not be responsible for any costs, obligations or liabilities that may result from the transfer or termination of employment by Seller of any Employee, and Seller shall be responsible for all such costs, obligations and liabilities, including, without limitation, liabilities under Seller's severance plans, if any. Buyer specifically disclaims any obligation to remunerate Employees who, following the Closing Date, may or may not be employed by Buyer, at levels equal to the aggregate remuneration provided to such Employees while employed by Seller. Seller shall indemnify and hold harmless Buyer and Buyer's directors, officers, subsidiaries, Affiliates, successors and assigns from and against all claims, losses, liabilities, costs and expenses (including legal fees and expenses), damages, expenditures, proceedings, judgments, awards, demands and obligations to third parties arising with respect to (i) the employment or termination of employment by Seller of any Employee employed by Seller prior to the Closing Date, (ii) the continued employment by Seller of any Employee not hired by Buyer and any subsequent termination by Seller, and (iii) the application of Seller's employee benefit plans or workers' compensation to any Employee.
(c)	Seller acknowledges that Employees who are terminated by
Seller in connection with the transactions contemplated by this Agreement, whether or not any such Employees might be employed by Buyer from and after the Closing Date, will have experienced a termination of employment and be entitled to health care continuation benefits from Seller to the extent and for the period required by Section 4980B of the IRC.
(d)	To the extent that Buyer offers employment to any
Employee of the Bank, Buyer shall make available to the Employees substantially the same employee benefits on substantially the same terms and conditions as Buyer offers to its similarly situated employees. Years of service of each of the Employees with Seller, and any predecessors, prior to the Closing shall be credited for purposes of (i) eligibility under Buyer's employee welfare benefit plans, if any, and (ii) eligibility and vesting, but not for purposes of benefit accrual or contributions, under all other employee benefit plans, if any, of Buyer, including, without limitation, all pension, retirement, profit sharing, 401(k) and employee stock ownership plans. Seller shall be responsible for and pay all salary, compensation and employee benefits (including, without limitation, vacation, sick, personal and other paid time off), and all payroll taxes in
connection therewith, for the Employees accrued, owed or earned for all periods prior to the Closing Date. Buyer shall be responsible for and pay all salary, compensation and employee benefits (including, without limitation, vacation, sick, personal and other paid time off), and all payroll taxes in connection therewith, for the Employees accrued, owed or earned for all periods on and after the Closing Date. With respect to any Employee on short-term disability or temporary leave of absence, upon conclusion of his or her short-term disability or temporary leave of absence, subject to the terms and conditions of the applicable plans and policies of Buyer and applicable law, and to the extent that any such Employee is retained by Buyer, each Employee on such disability or leave shall receive the salary and vacation benefits in effect
when he or she went on disability or leave.	.
ARTICLE 6

ADDITIONAL COVENANTS
Section 6.1	Seller's Covenants.  Seller agrees to:
(a)	Use reasonable efforts to sign and deliver to Buyer such
additional agreements and other documents, and to do such other acts and things, as may be required to complete the transactions contemplated by this Agreement;
(b)	Cooperate with Buyer in obtaining all governmental and
regulatory consents, approvals, licenses, waivers and the like required to be fulfilled or obtained for the completion of the transactions contemplated by this Agreement;
(c)	During the period from the date hereof until Closing or the
earlier termination of this Agreement, and except as required by any regulatory authorities or as expressly permitted by this Agreement or otherwise consented to or approved by Buyer in writing (such consent or approval not to be unreasonably withheld):
(i)	Not permit the Branches to incur any
material liabilities or material obligations (whether directly or by way of guaranty, endorsement, surety contract or otherwise), including, without limitation, any obligation for borrowed money evidenced by any note, bond, debenture or similar instrument, except for (a) such liabilities or obligations not exceeding $5,000.00 individually or $10,000.00 in the aggregate, (b) deposit liabilities incurred in the ordinary course of business pursuant to Seller's customary rate schedules, and (c)
other liabilities and obligations incurred in the ordinary course of business; provided that, none of such liabilities shall constitute Other Liabilities underthis Agreement unless scheduled as such as provided herein.
(ii)	Not sell, transfer, mortgage, encumber or
otherwise dispose of any of the Assets except for the disposition of Assets (other than the Real Estate or Real Estate Improvements) in the ordinary course of business;
(iii)	Except as provided in Article 8, not cause
the transfer from the Branches to Seller's other operations of any Deposits of the type included in the Liabilities; provided, however, that Seller may transfer deposits to Seller's other branches or offices upon request of the depositors;
(iv)	Not make any capital commitments with
respect to the Real Estate or Real Estate Improvements except capital commitments made in the ordinary course of business not exceeding $5,000.00 in the aggregate; provided, however, that Seller may make any emergency repairs required to restore the Branches to a safe operating condition;
(v)	Maintain the Real Estate, Real Estate
Improvements and Furniture, Fixtures and Equipment substantially in accordance with its normal practices and keep such property in its present condition, ordinary wear and tear excepted;
(vi)	Operate the Branches and the business
thereof in the ordinary course of business and use reasonable efforts prior to Closing to preserve for the benefit of Buyer after Closing its business, goodwill and relationships with customers and suppliers;
(vii)	Upon prior notice of at least three (3)
Business Days by Buyer, provide to Buyer reasonable access during normal business hours and the opportunity to review and inspect the Real Estate, Real Estate Improvements, Furniture, Fixtures and Equipment, Loans and Records (including, without limitation, any review Buyer elects to conduct pursuant to
Section 6.5); furnish to Buyer such reports and compilations pertaining thereto as Buyer shall reasonably request from time to time (provided that Seller shall have no obligation to assemble any new reports or compilations not already prepared in the ordinary course of Seller's business); and furnish to Buyer such other information within Seller's possession pertaining to the Assets and the Liabilities and the business of the Branches as Buyer may reasonably request. In no event, however, shall Seller be obligated to incur any fees or expenses (including accounting or other professional fees) other than the indirect costs associated with the employment of Seller's existing employees in connection with the furnishing of any such information or reports. In addition, Seller shall provide Buyer reasonable access to the Branches for a mutually agreeable period of time preceding the Closing Date for the purpose of installing teller terminals and other equipment. Buyer agrees to cause the installation of such equipment and such other access allowed herein to be effected in a manner intended to minimize disruption to the operations of the Branches;
(viii)	Not enter into any service, maintenance or
other contract or any equipment lease relating to the operations of the Branches for which Buyer shall have any responsibility after Closing; and
(ix)	Not increase the rate of compensation or
benefits of any Employee, other than in the normal course of business.
Section 6.2	Buyer's Covenants.  Buyer agrees to:
(a)	Use reasonable efforts to sign and deliver to Seller such
additional agreements and other documents, and to do such other acts and things, as may be required to complete the transactions contemplated by this Agreement;
(b)	Promptly, but in no event later than ten (10) days following the date of this Agreement, file or cause to be filed applications to fulfill all governmental, regulatory and other requirements (including, without limitation, obtaining the approval of the Office of the Comptroller of the Currency and/or any other governmental entity having jurisdiction over the Branches or Buyer, and pay all fees and expenses associated therewith) required to be fulfilled by Buyer for the completion of the transactions contemplated by this Agreement; promptly furnish Seller with copies of all such regulatory filings pertaining to the Branches, all such regulatory filings in the form filed and copies of all correspondence to or from any regulatory agencies pertaining to the Branches for which confidential treatment has not been requested; and use its best efforts to obtain all such regulatory approvals at the earliest practicable time;
(c)	Pay, honor, discharge and perform, in accordance with
applicable law, all liabilities and obligations with respect to the Assets and the Liabilities and any other liabilities of the Branches arising, accruing or subsisting after the Closing Date, which Buyer is obligated to assume pursuant to this Agreement, subject to applicable indemnification rights of Buyer;
(d)	Not use, keep or claim any registered or unregistered
trademark, service mark or other identification commonly associated with Seller, or any sign, display or similar material of Seller, or any banking or other forms, stationery, passbooks, checks, traveler's checks, cashier's checks, manager's checks or similar banking material of Seller or bearing Seller's name or other similar marks or identification (except to the extent necessary to conduct business operations and with Seller's prior consent following Closing, and then only if Seller's name, marks or identification are obliterated from such material, and such material is clearly identified as that of Buyer), or any proprietary material of Seller, including, without limitation, operating manuals, training manuals and public relations, explanatory or advertising materials;
(e)	As of the Closing Date, become the "holder," as that term is defined in the Texas Property Code (Tex. Prop. Code Ann. Section 73.001), of
all
Assumed Deposits which Buyer assumes under this Agreement. Buyer shall be responsible for the escheat of any property for which it becomes the holder and which becomes abandoned during the calendar year in which Closing occurs, and for the due diligence related thereto;
(f)	On and following the Closing Date, honor and comply with
the terms of all holds, levies, garnishments, tax liens, orders, pledges, guardianship agreements and other restrictions in effect on the Assumed Deposits as of the Closing Date;
(g)	Not take any actions that will injure Seller's present
business relations with its depositors, customers, employees, and others, and not, either before or after Closing, commit any act, or in any way assist others to commit any act, that injures Seller or the business heretofore conducted by Seller, and, without limiting the generality of the foregoing, not divulge any confidential
information or make available to any others any documents, files or other papers concerning the business or financial affairs of Seller; and
(h)	Remove all signage from the Branches at the expense of
Buyer on or before the Closing Date, it being understood that Buyer shall be responsible for installation of its signage at its expense on or after the Closing Date.

Section 6.3	Consent.  Seller shall use reasonable efforts to obtain
all nongovernmental consents required to transfer the Assets to Buyer pursuant to this Agreement; provided, however, that Seller shall not be required to pay any additional compensation or fee to any person or entity to obtain such consent, and provided further that Buyer provides reasonable assistance to Seller to obtain such consent.

Section 6.4	Notices.
(a)	No later than thirty (30) days prior to the Closing Date
(unless earlier required by law, regulation or regulatory policy), provided that all regulatory approvals have been retained, or at such later date as all regulatory approvals has been obtained, Seller shall notify the holders of
 Deposits to be
transferred on the Closing Date that, subject to Closing, Buyer will assume liability for such Deposits. The cost of such notice shall be shared equally by Seller and Buyer.
(b)	Seller and Buyer shall each provide, or join in providing
where appropriate, all notices to holders of Deposits and other persons which Seller or Buyer, as the case may be, is required to give by any regulatory authority having jurisdiction or under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby.
(c)	Following or concurrently with the notice referred to in
Section 6.4(a), Buyer may communicate with and deliver information, brochures, bulletins and other communications to holders of Deposits concerning the transactions contemplated by this Agreement and concerning the business and operations of Buyer.
(d)	A party proposing to send or publish any notice or
communication pursuant to Section 6.4(a), (b) or (c) shall furnish to the other party a copy of the proposed form of such notice or communication as soon as practicable in advance of the proposed date of the first mailing, posting or other dissemination thereof to customers, and such party shall amend such notice or other communication to incorporate any reasonable changes that the other party proposes to such notice or other communication. Except as otherwise provided herein, all costs and expenses of any notice or communication sent or published by Buyer or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Buyer.
(e)	Following the giving of any notice referred to in Section
6.4(a), (b) or (c), Seller shall deliver to each new customer of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Buyer's pending assumption of the Deposits and to comply with the requirements of any regulatory authority or applicable law. Buyer and Seller shall cooperate in determining the content of such notices to such new customers, and the cost of such notices shall be shared equally by Seller and Buyer.

Section 6.5	Environmental Matters.
(a)	Buyer acknowledges that Buyer has the right and
opportunity to conduct its own inspections and reviews of the Branches, Real Estate and Real Estate Improvements, and that Buyer is not purchasing the Branches, Real Estate and Real Estate Improvements in reliance upon any representations or warranties of any kind whatsoever made by Seller (or any representatives, agents or employees of Seller), except those made in this Agreement. Buyer shall be responsible for the costs to remove or otherwise remediate any Hazardous Materials, the presence of which is disclosed in Buyer's Assessments (as defined below), to the extent, if any, such removal or remediation is required by law or otherwise determined by Buyer to be necessary or appropriate.
(b)	Buyer may, at its election, perform Phase I environmental
assessments with respect to the Real Estate. If Buyer elects to perform such Phase I assessments, Buyer shall, on or before the sixtieth (60th) day after the date of this Agreement ("Environmental Determination Date") (i) complete, at Buyer's sole cost and expense, the Phase I environmental surveys of the Branches that Buyer wishes to conduct, (ii) furnish to Seller copies of all reports received by Buyer with respect to any environmental surveys of the Branches conducted by or on behalf of Buyer ("Buyer's Assessments"), and
(iii) make a determination (as shown by reliable estimates contained in Buyer's Assessments or by competitive bid) of the costs to remediate any Hazardous. If any of Buyer's Assessments reveal or indicate the actual presence of any Hazardous Material on, under or within the Real Estate or Real Estate Improvements not disclosed in Seller's Assessments which requires remediation under any Environmental Law, then Buyer, in its sole discretion, may either
(A) elect to proceed independently with such required remediation, at Buyer's sole cost and expense, or (B) elect to exclude the Real Estate and Real Estate Improvements from the Assets. Buyer shall notify Seller in writing, no later than the Environmental Determination Date, of Buyer's determination to proceed with remediation under option
(A) above or to exclude the Real Estate and Real Estate Improvements from the Assets. If Buyer elects not to purchase the Real Estate and Real Estate Improvements and so notifies Seller pursuant to this Section 6.5(b), the Real Estate and Real Estate Improvements shall become and shall be included in the term "Excluded Assets" and such exclusion and omission shall be memorialized in a written amendment to this Agreement pursuant to Section 13.8. Furthermore, if Buyer elects to exclude the Real Estate and the Real Estate Improvements with respect to any Branch, as provided in this Section 6.5(b), then Seller may retain the deposits and assets of such Branch and exclude them from the transactions contemplated under this Agreement. Seller may continue to operate such Branch without restriction following the Closing and such operation by Seller of the Branch shall not be subject to the non-compete prohibitions set forth in Section 4.11. In either event (and notwithstanding the commencement of any remediation procedures which Buyer may have caused to be implemented), and assuming that all other conditions to Closing set forth in Article 9 have been satisfied or waived, the parties shall consummate Closing as contemplated hereunder. Seller and Buyer acknowledge and agree that in no event shall Seller be liable for any costs, expenses, obligations or liabilities that may result from Buyer's Assessments or any remediation procedures or activities commenced by or on behalf of Buyer at or on the Real Estate or with respect to the Real Estate Improvements. The provisions of this Section 6.5 shall exclusively govern the obligations of the parties with respect to Hazardous Materials on, under or within the Real Estate or Real Estate Improvements.

Section 6.6	IRA Deposits and Keogh Accounts.  Seller shall
deliver to Buyer on the Closing Date all the documents in Seller's possession governing each IRA Deposit and Keogh Account included in the Assumed
Deposits. Seller shall prepare and file all reports to governmental authorities required to be filed for the period ending on the Closing Date and all prior periods (except for filing IRS Form 1099's for the calendar year in which Closing occurs, for which filings Buyer shall be responsible pursuant to Sections 6.7(a) and (b)).
Buyer shall be responsible for all such reporting for periods commencing on the day after Closing.
Section 6.7	Interest Reporting and Withholding.
(a)	Seller shall, for the period from January 1 of the year in
which Closing occurs through the Closing Date, report all interest credited to, interest withheld from, and early withdrawal penalties imposed upon the Assumed Deposits. Buyer shall report from the day after Closing through the end of the calendar year (and all periods thereafter) all interest credited to, interest withheld from, and early withdrawal penalties imposed upon the Assumed Deposits. Said reports shall be made to the holders of these Accounts and to the applicable federal and state regulatory agencies.
(b)	With respect to any Accounts for which amounts are
required by any governmental agency to be withheld (the "Withholding
Accounts"):
(i)	Seller shall, for the period from January 1 of
the year in which Closing occurs through the Closing Date, report all reported amounts incurred on the Withholding Accounts during such period to applicable taxing authorities and to the owners of the Withholding Accounts, withhold any amounts required by any governmental agencies to be withheld from the Withholding Accounts on or before the Closing Date in accordance with applicable law or appropriate notice from any governmental agency and remit such amounts to the appropriate agency on or prior to the applicable due date.
(ii)	Buyer shall, for the period from the day after
the Closing Date to the end of the calendar year (and all periods thereafter), report all reported amounts incurred on the Withholding Accounts during such period to applicable taxing authorities and to the owners of the Withholding Accounts, withhold any amounts required by any governmental agencies to be withheld from the Withholding Accounts after the Closing Date in accordance with applicable law or appropriate notice from any governmental agency and remit such amounts to the appropriate agency on or prior to the applicable due date.
(c)	Buyer shall report to applicable authorities and the
borrowers of Deposit-Related Loans all interest paid on such loans for the year in which such loans are acquired by Buyer.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES
Section 7.1	Seller's Representations and Warranties.  Seller
represents and warrants to Buyer that, as of the date of this Agreement (or, as to any information specified in a schedule to have been compiled as of some earlier date, as of such earlier date):
(a)	Seller is a national bank, duly organized and in good
standing under the laws of the United States of America;
(b)	Seller has the requisite power and authority to execute,
deliver and perform this Agreement and to consummate the transactions contemplated hereby; all corporate action necessary to be taken by or on the part of Seller to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby has been duly and validly taken; and this Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of, Seller, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies;
(c)	The execution, delivery and performance by Seller of this
Agreement do not, and the consummation by Seller of the transactions contemplated hereby will not, violate or conflict with the articles of incorporation or bylaws of Seller, or any law or regulation currently applicable to Seller, or any material agreement or instrument, or currently applicable award, order, judgment or decree to which Seller is a party or by which it is bound, or require any filing by Seller with, or authorization, approval, consent or other action with respect to
Seller by, any governmental agency except such as have been made or obtained and are in full force and effect or as identified in this Agreement;
(d)	Upon payment by Buyer of the amounts specified in
Articles 2 and 3 in the manner and at the times provided therein to Seller's knowledge, Buyer shall acquire good and indefeasible title to the Real Estate and valid title to the other Assets, free and clear of any lien, charge, encumbrance, option or adverse claim except for permitted exceptions and as set forth in Schedule 7.1(h);
(e)	Except as set forth in Schedule 7.1(e), there is no litigation, claim, action, suit or proceeding pending, or to Seller's knowledge, threatened, which, if adversely determined, would materially and adversely affect the use of the Assets or the Liabilities, constitute a material lien or encumbrance on the Assets or prohibit consummation of the transactions contemplated by this Agreement;
(f)	Schedule 7.1(f) lists the names of all Employees of the
Branches as of the date specified thereon and states for each such individual his or her position, dates of employment with Seller and years of service;
(g)	Seller has not paid or agreed to pay any fee or commission
to any agent, broker, finder or other person for or as a result of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby, except for fees or commissions for which Seller is solely responsible for payment. Except as expressly provided herein, Buyer shall not have any responsibility or liability for any fees, expenses or commissions payable to any person, firm or corporation in connection with this Agreement or the transactions contemplated hereby, insofar as any such claim is alleged to be based upon any conversation or contract with Seller;
(h)	Seller has valid title to all the Assets, free and clear of all
Liens except as set forth in Schedule 7.1(h). Except as set forth in Schedule 7.1(h), no person or entity other than Seller has any right, title or interest in and to any of the Assets;
(i)	To Seller's knowledge, Schedule 7.1(i) contains the legal
description for and the common address of all Real Estate. Seller has received no notice, or is not otherwise aware of, any proposed condemnation or eminent domain proceeding with respect to the Real Estate or the Real Estate Improvements or any portion thereof. To the best of Seller's knowledge, during the period of Seller's ownership, neither the operation of the Branches by Seller nor any condition of the Real Estate or Real Estate Improvements violates or has violated any Environmental Law. Seller has not received any notice, demand or claim that, and to Seller's knowledge, Seller is not now nor has it ever been the subject of any investigation, allegation, action, suit, injunction, order, consent, decree, penalty, fine or proceeding claiming that, Seller's operation of the
Branches or the condition of the Real Estate and Real Estate Improvements are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, without limitation, responsibility for the cleanup or other remediation of any Hazardous Materials at, on, beneath or originating from the Real Estate or Real Estate Improvements;
(j)	To the best of Seller's knowledge, Seller has not directly or indirectly through the actions of any officer, Employee, agent or independent contractor, communicated with any customer of the Branches soliciting or encouraging such customer to transfer Deposits to any of Seller's other operations.
 Seller has furnished Buyer true and complete copies of financial and other information regarding the Assets and Liabilities and other aspects of the operation of the Branches. To Seller's knowledge, such information discloses all material facts relating to the Assets and Liabilities and other aspects of the operation of the Branches;
(k)	To the best of Seller's knowledge, Seller is not in violation of any written covenant or agreement related to any Account or any of the Deposits; and
(l)	The Assumed Deposits are insured by and subject to the
regulations of the Federal Deposit Insurance Corporation.
Section 7.2	Buyer's Representations and Warranties.  Buyer
represents and warrants to Seller that, as of the date of this Agreement:
(a)	Buyer is a national association in formation that will on or before the Closing Date be duly chartered by the Office of the Comptroller of Currency, subject to regulatory approval;
(b)	Subject to the satisfaction of any applicable government or
regulatory requirements referred to in Section 6.2(b), Buyer has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; all acts and other proceedings required to be taken by or on the part of Buyer to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken; and this Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of, Buyer, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies;
(c)	Subject to the satisfaction of any applicable governmental
or regulatory requirements referred to in Section 6.2(b), the execution, delivery and performance by Buyer of this Agreement do not, and the consummation by Buyer of the transactions contemplated hereby will not, violate or conflict with the articles of incorporation or bylaws of Buyer, or any law or regulation currently applicable to Buyer, or any agreement or instrument, or currently applicable award, order, judgment or decree to which Buyer is a party or by which it is bound, or require any prior filing by Buyer with, or authorization, approval, consent or other action with respect to Buyer by, any governmental or regulatory agency, except such as have been made or obtained and are in full force and effect or will be made or obtained and in full force and effect as of Closing;
(d)	There is no litigation, claim, action, suit or proceeding
pending or, to the knowledge of Buyer, threatened, which would cause a material adverse change in Buyer's business or financial condition or prohibit consummation of the transactions contemplated by this Agreement;
(e)	Buyer has not paid or agreed to pay any fee or commission
to any agent, broker, finder or other person for or as a result of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby, except for fees or commissions for which Buyer is solely responsible for payment. Except as expressly provided herein,
Seller shall not have any responsibility or liability for any fees, expenses or commissions payable to any person, firm or corporation in connection with this Agreement or the transactions contemplated hereby, insofar as any such claim is alleged to be based upon any conversation or contract with Buyer;
(f)	Buyer has not received written notice from any
governmental or regulatory authority indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement; and
(g)	Buyer satisfies each and all of the standards and
requirements lawfully within the control of Buyer of which it is aware (and, as of the Closing Date, will satisfy each and all of the standards and requirements lawfully within the control of Buyer) which are imposed as a condition to obtaining, or necessary to comply with, any of the governmental or regulatory approvals referred to in Section 6.2(b) of this Agreement; provided, however, that nothing contained herein shall be deemed to require Buyer to dispose of any substantial portion of its assets or to undertake any other action which is not otherwise contemplated by this Agreement which would result in a material change in Buyer's business or the conduct of Buyer's business.

ARTICLE 8

UNDERSTANDINGS
	Buyer and Seller understand and agree as follows:

Section 8.1	Depositors' Rights.  All transfers to Buyer of Deposits
included among the Liabilities are subject to the individual depositors' continuing rights to withdraw, and Seller makes no representation or warranty to Buyer concerning the continuing maintenance of such Deposits at the Branches.
Section 8.2	Assumed Deposits Subject to Escheat.  Buyer has
performed independent due diligence related to, and accepts as Assumed Deposits, certain accounts which have been frozen and are subject to escheat in the year in which Closing occurs. Seller shall not be responsible for the ultimate disposition of such accounts.
Section 8.3	Limitation of Warranties.  Except as may be
expressly represented or warranted by Seller in this Agreement or any agreement or document contemplated hereby, Seller makes no representation or warranties whatsoever with regard to any Asset, Liability or the business or operations of the Branches, it being expressly understood that such Assets and Liabilities are being transferred AS IS, WHERE IS, WITHOUT RECOURSE, WITH ALL FAULTS
AND WITH NO WARRANTIES OTHER THAN AS EXPRESSLY PROVIDED
HEREIN. Buyer agrees that it is relying solely upon its judgment, after such investigation and inspection as it deems necessary or appropriate, as to the quality, condition, fitness and value of the Assets, and Seller hereby disclaims any representations or warranties made by Seller as to their condition or value except those made pursuant to Section 7.1 of this Agreement.

ARTICLE 9

CONDITIONS TO CLOSING
Section 9.1	Seller's Conditions.  The obligations of Seller to
consummate the transactions contemplated hereby at Closing shall be subject to the satisfaction, at or prior to Closing, of all the following conditions, any one or more of which may be waived, in whole or in part, by Seller:
(a)	Buyer shall have complied in all material respects with each of its covenants and agreements contained herein to be performed on or prior to the Closing Date, and each of the representations and warranties of Buyer in
Section 7.2 hereof shall be true and correct in all material respects as if made at and as of the Closing Date;
(b)	Buyer shall have delivered to Seller the duly authorized and signed Officer's Certificate, dated as of the Closing Date, certifying as to the matters specified in Section 9.1(a) and further certifying that (i) the methodology and accounting procedures used by Seller in preparing the Preliminary Closing Statement have been reviewed and are acceptable to Buyer, and (ii) up to and including the Closing Date, Buyer has performed such review of the books, records, files, documentation and Accounts as it has deemed appropriate;
(c)	All consents, approvals and authorizations required to be
obtained prior to Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated at Closing shall have been made or obtained, and shall remain in full force and effect; all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated; and all required regulatory filings shall have been made; provided, however, that no governmental or regulatory consent, approval or authorization shall have imposed any condition or requirement that Seller in good faith determines to be materially burdensome upon the business of Seller or upon the consummation of the transactions contemplated hereby; and
(d)	There shall not be in effect any nonappealable final order,
decree or judgment of any court or governmental body having competent jurisdiction which would be violated by consummation of the transactions contemplated hereby, nor any material pending or threatened action, proceeding or investigation, the adverse determination of which would result in such order, decree or judgment; provided, that in the case of such material pending or threatened action, proceeding or investigation, neither party shall decline to proceed with Closing pending final resolution thereof without exercising its reasonable efforts promptly to determine jointly with the other party the merit thereof and the likelihood of an adverse determination in such proceeding.
Section 9.2	Buyer's Conditions.  The obligations of Buyer to
consummate the transactions contemplated hereby at Closing shall be subject to the satisfaction, at or prior to Closing, of all of the following conditions, any one or more of which may be waived, in whole or in part, by Buyer:
(a)	Seller shall have complied in all material respects with each of its covenants and agreements herein to be performed at or prior to the Closing Date and each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as if made at and as of the Closing Date, except to the extent of changes which have occurred prior to Closing which are consistent with the provisions of
Section 6.1(d);
(b)	Seller shall have delivered to Buyer the duly authorized and signed Officer's Certificate, dated as of the Closing Date, certifying as to the matters specified in Section 9.2(a);
(c)	All consents, approvals and authorizations required to be
obtained prior to Closing from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to be consummated at Closing shall have been made or obtained, and shall remain in full force and effect; all waiting periods applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated; and all required regulatory filings shall have been made; provided, however, that no governmental or regulatory consent, approval or authorization shall have imposed any condition or requirement which would result in a material adverse effect on the business of the Branches or Buyer, or on the consummation of the transactions contemplated hereby;
(d)	There shall not be in effect any nonappealable final order,
decree or judgment of any court or governmental body having competent jurisdiction which would be violated by consummation of the transactions contemplated hereby, nor any material pending or threatened action, proceeding or investigation, the adverse determination of which would result in such order, decree or judgment; provided, that in the case of such pending or threatened action, proceeding or investigation, neither party shall decline to proceed with Closing pending final resolution thereof without exercising its reasonable efforts promptly to determine jointly with the other party the merit thereof and the likelihood of an adverse determination in such proceeding; and
ARTICLE 10

TERMINATION
Section 10.1	Events of Termination.  This Agreement may be
terminated at any time prior to Closing:
(a)	by the mutual written agreement of Seller and Buyer;
(b)	by Seller or Buyer in the event that Closing has not
occurred by March 31, 2004, or such other date as Seller and Buyer shall agree in writing, unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate;
(c)	by Seller or Buyer if consummation of the transactions
contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;
(d)	by Seller or Buyer in the event of a material breach by the
other of any representation, warranty or agreement contained herein which is not cured or cannot be cured within thirty (30) days following the date on which written notice of such breach has been delivered to the breaching party; provided, however, that termination pursuant to this Section 10.1(d) shall not relieve the breaching party of liability for such breach or otherwise; or
(e)	by Seller in the event that:
(i)	at the expiration of ten (10) days following
the date hereof, Buyer has failed to file substantially complete applications requesting approval of the transactions contemplated by this Agreement with all applicable regulatory agencies ("Buyer's Regulatory Agencies"); or
(ii)	at the expiration of sixty (60) days following
the date hereof, any of Buyer's Regulatory Agencies has failed to accept Buyer's application pending before such agency as informationally complete; or
(iii)	at the expiration of one hundred twenty
(120) days following the date hereof, any of Buyer's Regulatory Agencies has failed to issue formal approval of Buyer's application; or
(iv)	any of Buyer's applications are disapproved
by any of Buyer's Regulatory Agencies.
	Any party desiring to terminate this Agreement pursuant to any of the foregoing clauses shall give notice of such termination to the other party in accordance with Section 13.1.

Section 10.2	Liability for Termination.  If this Agreement is
terminated as permitted by Section 10.1, except as provided in Section 10.1(d), such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party)
to the other party to this Agreement, except that if such termination shall result from the willful failure of a party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall be fully liable for any and all damages, costs and expenses (including, without limitation, reasonable attorney's fees, including the allocated cost of in-house counsel) sustained or incurred by the other party or parties as a result of such failure or breach.
Section 10.3	Procedures Upon Termination.  In the event of
termination pursuant to the terms of this Agreement, and except as otherwise stated herein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:
(a)	Each party shall return all documents, work papers and
other materials of the other party, including photocopies or other duplications thereof, related to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and
(b)	All information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

ARTICLE 11

SURVIVAL; INDEMNIFICATION
Section 11.1	Survival.  The representations and warranties of the
parties hereto made, contained in or to be performed pursuant to this Agreement shall survive Closing until the first anniversary of the Closing Date. The covenants and agreements of the parties contained in this Agreement shall survive the Closing indefinitely unless a shorter period of performance is specified with respect to any such covenant or agreement. Notwithstanding the preceding, any covenant, agreement, representation, warranty or claim with respect to which indemnity may be sought under Sections 11.2 or 11.3 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the claim, inaccuracy or breach giving rise to such right to indemnify shall have been given to the party against whom such indemnity may be sought prior to such time. After Closing, the sole and exclusive remedy of Buyer and Seller for any breach of any covenant or agreement or inaccuracy of any such representation or warranty by Seller or Buyer shall be the indemnities contained in Sections 11.2 and 11.3, respectively. The indemnities contained in Sections 11.2(iii) and 11.3(iii) shall survive Closing until and (iii) the first anniversary date thereof. The indemnities contained in Sections 11.2 (ii) and 11.3 (ii) shall not terminate but shall survive Closing without any limitation as to duration.
Section 11.2	Seller's Indemnity.  Seller hereby indemnifies Buyer
against and agrees to hold it harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation, attorney's fees and expenses in connection with any action, suit or proceeding brought against Buyer) demanded, claimed or threatened in writing against Buyer or incurred or suffered by Buyer arising out of (i) ownership or operation of the Branches, the Accounts or the business or properties of the Branches prior to Closing, but excluding all assumed Liabilities and any damage, loss, liability or expense resulting from actions taken by Seller at the written direction of Buyer or pursuant to the terms of this Agreement, (ii) all Non-Assumed Liabilities, and (iii) any misrepresentation or breach of warranty, covenant or agreement made, contained in or to be performed by Seller pursuant to this Agreement.
Any direct claim by Buyer against Seller, as distinguished from a claim against Buyer by a third party, shall be settled by arbitration pursuant to
Section 11.4. Seller shall not be liable under this Section 11.2 for any settlement effected without its consent (which consent shall not be unreasonably withheld) of any claim, litigation or proceeding with respect to which indemnity may be sought hereunder. Buyer agrees to give prompt notice to Seller of the assertion of any claim, or the commencement of any suit, action or proceeding with respect to which indemnity may be sought hereunder. Seller may, and at the request of Buyer shall, participate in and control the defense of any such suit, action or proceeding at its own expense.
Section 11.3	Buyer's Indemnity.  Buyer hereby indemnifies Seller
against and agrees to hold it harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation, attorney's fees and expenses in connection with any action, suit or proceeding brought against Seller) demanded, claimed or threatened in writing against Seller or incurred or suffered by Seller arising out of
(i) ownership or operation of the Branches, the Accounts or the business or properties of the Branches after Closing (except as to such damage, liability, loss or expense resulting from actions taken by Buyer at the written direction of Seller), (ii) all Liabilities (which term excludes Non-Assumed Liabilities) (iii) any breach by Buyer of its covenants included in Section 6.5, and (iv) any misrepresentation or breach of warranty, covenant or agreement made, contained in or to be performed by Buyer pursuant to this Agreement. Any direct claim by Seller against Buyer, as distinguished from a claim against Seller by a third party, shall be settled by arbitration pursuant to Section 11.4.
Buyer shall not be liable under this Section 11.3 for any
settlement effected by Seller without its consent (which consent shall not be unreasonably withheld) of any claim, litigation or proceeding with respect to which indemnity may be sought hereunder. Seller agrees to give prompt notice to Buyer of the assertion of any claim, or the commencement of any suit, action or proceeding with respect to which indemnity may be sought hereunder.
 Buyer may, and at the request of Seller shall, participate in and control the defense of any such suit, action or proceeding at its own expense.
Section 11.4	Arbitration.
(a)	Any controversy or claim between Buyer and Seller arising
out of or relating to this Agreement or any agreements or instruments related hereto or delivered in connection herewith, including, but not limited to, a claim based on or arising from an alleged tort, shall, at the request of either party, be determined by arbitration in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this
Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The AAA shall be instructed by either or both parties to prepare a list of proposed arbitrators. Within ten (10) days following receipt of the list, each party may strike one name from the list. The AAA shall then appoint one arbitrator from the name(s) remaining on the list. The arbitration shall be conducted in San Antonio, Texas. The arbitrator shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. The award rendered by the arbitrator shall set forth findings of the facts and conclusions of law and shall be final, and the judgment may be entered in any court having jurisdiction thereof. A failure by the arbitrator to make findings of fact and conclusions of law shall be grounds for overturning the award. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.
(b)	In any arbitration proceeding, the arbitrator is authorized to apportion costs and expenses, including investigation, legal and other expenses, which will include, if applicable, a reasonable estimate of allocated costs and expense of in-house legal counsel and legal staff. Such costs and expenses shall be awarded only after the conclusion of the arbitration and shall not be advanced during the course of such arbitration.
Section 11.5	Limit on Indemnities.
(a)	Notwithstanding any other provision hereof, an
indemnifying party shall not be liable under this Article 11 for any losses described in Section 11.2 in the case of Seller and described in Section 11.3 in the case of Buyer sustained by the indemnified party unless and until the aggregate amount of all such losses sustained by the indemnified party shall exceed $25,000.00, in which event the indemnifying party shall be liable only for such losses in excess of $25,000.00, not withstanding any other provisions. An indemnifying party shall not be liable under this Article 11 for any settlement effected by the other party, without its consent, of any claim or liability or proceeding for which indemnity may be sought hereunder. In no event shall the losses for which an indemnifying party may be liable hereunder exceed the amount of the Initial Base Amount. IN ADDITION, THE PARTIES SHALL
HAVE NO OBLIGATIONS UNDER THIS AGREEMENT FOR ANY
CONSEQUENTIAL LIABILITY, DAMAGE OR LOSS OF THE INDEMNIFIED
PARTY THAT THE INDEMNIFIED PARTY MAY SUFFER.
(b)	Each party's right to indemnification under this Article 11
shall preclude any other monetary award (whether at law or in equity) and shall preclude assertion by such party of any right to any such monetary award from the indemnifying party.

ARTICLE 12

TAX AND RELATED MATTERS
Section 12.1	Access to Information.  For the applicable period
required by law and all as subject to the terms of the Records Agreement,
Seller
and Buyer shall have a right to have access to and to copy all of the Records of the other party relevant to the Assets and the Liabilities and necessary for the preparation of income tax returns, employee tax returns, employee reports,
employee benefits calculations, customary accounting functions and other similar bona fide purposes. Additionally, Buyer and Seller each agrees to make available to the other party, at reasonable times and upon reasonable advance notice, relevant records and personnel in connection with an investigation or the preparation of or participation in a defense, negotiation or settlement relating to any pending, future, or threatened litigation or government agency proceeding (including a tax audit) involving the conduct or interest of such other party.
Section 12.2	Allocation of Consideration.  Buyer and Seller shall
allocate the consideration payable hereunder at Closing among the Assets, tangible and intangible, in the manner set forth in Schedule 12.2.
ARTICLE 13

MISCELLANEOUS
Section 13.1	Notices.  Notices and legal process to be delivered to or
served upon either party hereto shall be deemed to have been duly delivered or served (a) when delivered in written form by hand upon receipt or refusal to accept delivery or (b) if sent by facsimile transmission upon mechanical confirmation of successful transmission thereof generated by the sending facsimile machine, or the day after being sent from within the continental United States by overnight delivery or courier service, or five (5) days after posting, by registered mail or certified mail with return receipt requested, to the parties hereto at the following addresses:

	If to Seller:		Surety Bank, N.A.
				1501 Summit Ave.
				Fort Worth, Texas 76102
				Attn: Richard N. Abrams, Chairman of the Board
				Facsimile:  817/336-0151

	With copy to:		Edwin S. del Hierro, Esq.
Barack Ferrazzano Kirschbaum Perlman &
Nagelberg LLC
333 W. Wacker Dr., Suite 2700
Chicago, Illinois 60606
Facsimile: 312-984-3150

	If to Buyer:		Texstar Bank, N.A.
				c/o Rush Enterprises
				555 Interstate 35 South, Suite 500
				New Braunfels, Texas 78130
				Attn:  Byron Bexley, President
				Facsimile:  (830) 626-5310

	With copy to:		Joseph M. Ford
				Bracewell & Patterson, L.L.P.
				111 Congress Avenue, Suite 2300
				Austin, Texas 78701
				Facsimile:  (512) 479-3906

or to such other authorized agent or address as either party may hereafter select by written notice to the other party.

Section 13.2	Public Notice.  All written notices to third parties
(including customers of the Branches, except as provided therein, but excluding requests for consent or approval of regulatory agencies, contractors and other third parties) and all public announcements and press releases concerning the transactions contemplated hereby made prior to Closing shall be jointly planned and coordinated by Buyer and Seller. Neither party shall act unilaterally in this regard without the prior approval of the other party, which shall not be unreasonably withheld or delayed; provided, however, that in the event that a party reasonably concludes that a public announcement or release is required by applicable law and the parties cannot reach agreement upon a mutually acceptable release, the party releasing the information, announcement or public statement shall not be deemed to be in breach of this Agreement.
Section 13.3	Assignment.  This Agreement shall bind and inure to
the benefit of the parties hereto and their respective successors and assigns; provided, however, that Buyer shall not assign this Agreement or any of the rights, duties or obligations of Buyer hereunder, including, without limitation, any right, title or interest in any one or more of the Assets, until all amounts owed by Buyer under Articles 2 and 3 hereof have been paid in full, and to any person or entity other than Texstar Bank, N.A., following its formation, unless Buyer shall have obtained the prior written consent of Seller (which consent shall not be unreasonably withheld).
Section 13.4	Time.  Time is of the essence for all purposes with
respect to this Agreement.
Section 13.5	Expenses.  Except as otherwise expressly provided
herein, Buyer and Seller shall each bear its own out-of-pocket expenses incurred in connection with the transactions contemplated hereby.
Section 13.6	Communication.  If for any reason any payment or
communication to which one party is entitled is received by the other party hereto, the receiving party shall promptly forward such payment or communication to the other party.
Section 13.7	Entire Agreement.  This Agreement, with any other
agreements referred to herein, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter of this Agreement, including the Letter of Intent between Buyer and Seller dated August 20, 2003, except to the extent that Seller has separately authorized Buyer to proceed with Regulatory Filings and Public Notices in the "TexStar" name
Section 13.8	Amendment.  Neither this Agreement nor any
provision hereof may be changed, waived, discharged or terminated orally. Any such change, waiver, discharge or termination may be effected only by an agreement in writing signed by both parties hereto.
Section 13.9	Governing Law; Severability.  This Agreement shall
be governed by and construed in accordance with the laws of the State of Texas to the extent that Federal law does not control. If any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision were not contained herein.
Section 13.10	Waiver.  No delay or omission to exercise any right,
power or remedy accruing to any party upon any breach or default under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default theretofore or thereafter occurring. Any waiver, permit, consent or approval or any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing. All rights and remedies, either under this Agreement or by law or otherwise afforded to a party, shall be cumulative and not alternative.
Section 13.11	Confidentiality.  Buyer shall and shall cause its
directors, officer, employees, agents and representatives to keep confidential
(a) the terms of his Agreement and (b) all confidential information concerning the books, Records, Accounts and documents of Seller to which it has access hereunder confidential.
Section 13.12	Third-Party Rights.  Other than the provisions of
Article 5, nothing contained in this Agreement, whether express or implied, is intended to confer any rights or remedies upon any persons other than the parties hereto and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liabilities of any third person to any party to this Agreement, nor shall any provision hereof give any third person any right of subrogation or action over any party to this Agreement.
Section 13.13	Rules of Construction.  All sections referred to herein
are sections of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement. The schedules (and any appendices thereto) referred to herein and attached hereto are and shall be incorporated herein and made a part hereof for all purposes as though set forth herein verbatim. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word "or"
is used in the inclusive sense. The words "including," "includes" and "include" shall mean "inclusion without limitation."
Section 13.14	Counterparts.  This Agreement may be executed in
duplicate counterparts, each of which shall be deemed to be an original instrument, but both of which together shall constitute one and the same
instrument.   Each party hereby agrees that separate signature pages may be executed by each party and affixed to a single counterpart hereof.
Section 13.15	Confidential Information.  Except as may be required
by applicable securities laws or as may be necessary to obtain the regulatory approvals as described in Section 6.2(b), Seller and Buyer shall treat as confidential any information related to the transactions described herein obtained from each other or any other party. In any filings that may be required by applicable securities laws or as may be necessary to obtain the regulatory approvals as described in Section 6.2(b), Seller and Buyer shall request confidential treatment of this Agreement, including the exhibits and schedules hereto and the amount of the Purchase Premium, and shall consult with the other party hereto prior to the disclosure of this Agreement, the exhibits or schedules hereto or the amount of the Purchase Premium in the event such request is denied.
Seller and Buyer shall use such information, and not disclose it to others, except their employees, advisors, directors and agents, expressly for the purposes of evaluating the potential of consummating the transactions proposed herein. The term "information" does not include any information which (a) at the time of disclosure or thereafter is generally available to and known by the public, (b) was available on a nonconfidential basis from a source other than Seller or Buyer, or (c) was independently acquired or developed without violating any laws or obligations under this Agreement.



	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the date first above written.

					SELLER:

					SURETY BANK, N.A.



					By:/s/Richard N. Abrams

					   Richard N. Abrams,
                                           Chairman of the Board

					BUYER:

					ORGANIZERS OF TEXSTAR BANK, N.A.
					(IN FORMATION)




					By: /s/W. Marvin Rush

						W. Marvin  Rush, Agent